Exhibit 99.1

IMS Health Reports 2009 First-Quarter Results

Posts Strong Cash Flow Performance and Earnings Per Share Growth

NORWALK, Conn.--(BUSINESS WIRE)--April 23, 2009--IMS Health (NYSE: RX), the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced first-quarter 2009 net income of $133.3 million and diluted earnings per share of $0.73, compared with net income of $59.2 million and EPS of $0.32 in the first quarter of 2008. After adjusting for certain tax and foreign exchange hedge-related items, net income on a non-GAAP basis for the first quarter of 2009 was $68.7 million and EPS was $0.38, up 1 percent and 3 percent, respectively, year over year (See Note c to the financial tables).

With more than 60 percent of revenue generated outside the U.S. and the strengthening of the dollar, foreign exchange had a significant impact on first-quarter revenue, which declined 8 percent to $526.9 million, or 3 percent constant dollar. Operating income in the 2009 first quarter was $100.9 million, compared with $116.4 million in the year-earlier period, down 13 percent or 20 percent constant dollar.

Preliminary net cash provided by operating activities on a GAAP basis for the first quarter of 2009 was $16.5 million. First-quarter 2009 preliminary free cash flow on a non-GAAP basis was $52.3 million (See Note d to the financial tables).

“IMS continues to generate strong cash flow and earnings-per-share growth, even as increasingly difficult economic conditions worldwide impact the healthcare industry and our customers,” said David R. Carlucci, IMS chairman and chief executive officer. “Our industry-leading MIDAS global measurement services and enhanced specialty and patient-level offerings performed well in the quarter. While there was a softening in demand for consulting engagements in some major markets, we maintained solid growth in our services offerings. As we continue to help clients adapt to this environment, we also are adapting – moving to where we see growth opportunities and remaining focused on managing our costs and expenses.”

Balance Sheet Highlights

IMS’s cash and cash equivalents as of March 31, 2009 totaled $174.6 million, compared with $215.7 million on December 31, 2008. Total debt as of March 31, 2009 was $1,329.2 million, down from $1,404.2 million at the end of 2008.

Share Repurchase Program, Shares Outstanding

No IMS shares were repurchased during the first quarter of 2009. A total of 9.5 million shares remain authorized and available to repurchase under the current Board of Directors’ authorization.

The number of shares outstanding as of March 31, 2009 was approximately 181.8 million, compared with 181.5 million as of December 31, 2008.

About IMS

Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $2.3 billion in 2008 revenue and more than 50 years of industry experience, IMS offers leading-edge market intelligence products and services that are integral to clients’ day-to-day operations, including product and portfolio management capabilities; commercial effectiveness innovations; managed care and consumer health offerings; and consulting and services solutions that improve productivity and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

Conference Call and Webcast Details

IMS will host a conference call at 8:00 a.m. ET today to discuss its first-quarter results. To participate, please dial 1 800 734-8582 (U.S. and Canada) or 1 212 231-2900 (outside the U.S. and Canada) approximately 15 minutes before the scheduled start of the call. The conference call also will be accessible live on the Investor Relations section of the IMS Website at www.imshealth.com. Prior to the conference call, a copy of this press release and any other financial or statistical information presented during the call will be made available in the “Investors” area of IMS’s Website.

A replay of the conference call will be available online on the “Investors” section of the IMS Website and via telephone by dialing 1 800 633-8284 (U.S. and Canada) or 1 402 977-9140 (outside the U.S. and Canada), and entering access code 21421695 beginning at 10:30 a.m. ET today.

Forward-Looking Statements

Reported numbers are preliminary and not final until the filing of our Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment. This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although IMS Health believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) regulatory, legislative and enforcement initiatives, particularly in the areas of data access and utilization and tax, (ii) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (iii) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, (iv) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms, (v) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, and (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health’s customers operate. Additional information on factors that may affect the business and financial results of the company can be found in the filings of the company made from time to time with the Securities and Exchange Commission.

IMS Health undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1 IMS Health GAAP Income Statement Three Months Ended March 31 (unaudited, in millions except per share)

	2009 GAAP	2008 GAAP	% Fav (Unfav)	Non-GAAP Constant $ Growth %
Revenue (a)
Commercial Effectiveness	$259.6	$286.0	(9)%	(4)
Product and Portfolio Management	171.7	183.1	(6)	(1)
New Business Areas	95.6	105.0	(9)	(2)
Total	526.9	574.2	(8)	(3)

Revenue Detail:
Information & Analytics (“I&A”) Revenue	420.1	456.2	(8)	(3)
Consulting & Services (“C&S”) Revenue	106.9	118.0	(9)	(4)
Total Revenue	526.9	574.2	(8)	(3)

Operating Expenses (b)
Operating Costs of I&A	(170.8)	(192.8)	11
Direct and Incremental Costs of C&S	(61.1)	(68.5)	11
External-use Software Amortization	(10.5)	(12.7)	17
Selling and Administrative	(160.4)	(162.8)	1
Depreciation and Other Amortization	(23.2)	(21.0)	(10)
Total	(426.1)	(457.8)	7

Operating Income (a)	100.9	116.4	(13)%	(20)

Interest Expense, net	(8.5)	(8.7)	2
Other Income (Expense), net	4.9	(18.6)	NM
Pretax Income	97.3	89.1	9

Benefit (Provision) for Income Taxes	37.2	(28.3)	NM
Net Income (c)	134.5	60.8	121

Less: Net Income Attributable to Noncontrolling Interests	1.1	1.6	(31)

Net Income Attributable to IMS Health	$133.3	$59.2	125

Diluted EPS:
Total Diluted EPS	$0.73	$0.32	128

Shares Outstanding:
Weighted Average Diluted	182.1	186.3
End-of-Period Actual	181.8	181.3
Weighted Average Basic	181.8	185.0
The accompanying notes are an integral part of these financial tables.

Table 2 IMS Health Selected Consolidated Balance Sheet Items (unaudited, in millions)

	Mar. 31, 2009	Dec. 31, 2008

Cash and cash equivalents	$174.6	$215.7

Accounts receivable, net	398.4	382.8

Total long-term debt	1,329.2	1,404.2
The accompanying notes are an integral part of these financial tables.

Table 3 IMS Health Preliminary GAAP Cash Flows from Operating Activities Three Months Ended March 31 (unaudited, in millions)

2009 GAAP

Net Income Attributable to IMS Health (c)	$133.3
Adjustments to Reconcile Net Income Attributable to IMS Health to Net Cash Provided by Operating Activities:
Depreciation and Amortization	33.7
Bad Debt Expense	0.6
Deferred Income Taxes	2.4
Noncontrolling Interests in Net Income of Consolidated Companies	1.7
Non-Cash Stock-Based Compensation Charges	6.8
Net Tax Benefit on Stock-Based Compensation	(1.7)
Change in Assets and Liabilities, Excluding Effects from Acquisitions and Dispositions:
Net Increase in Accounts Receivable	(17.2)
Net Decrease in Work-In-Process Inventory	4.4
Net Increase in Prepaid Expenses and Other Current Assets	(14.6)
Net Decrease in Accounts Payable	(23.7)
Net Decrease in Accrued and Other Current Liabilities	(31.0)
Net Decrease in Accrued Severance, Impairment and Other	(11.3)
Net Decrease in Deferred Revenues	(6.5)
Net Decrease in Accrued Income Taxes	(59.7)
Net Decrease in Pension Assets, net of Liabilities	0.1
Net Increase in Other Long-Term Assets, net of Other Long-Term Liabilities	(0.8)
Net Cash Provided by Operating Activities (d)	$16.5
The accompanying notes are an integral part of these financial tables.

IMS Health
NOTES TO FINANCIAL TABLES

a) Reference to Constant-Dollar Growth (non-GAAP). “Constant-dollar growth (non-GAAP)” rates eliminate the impact of year-over-year foreign currency fluctuations (Table 1). IMS reports results in U.S. dollars but does business on a global basis. Exchange rate fluctuations affect the rates at which IMS translates foreign revenues and expenses into U.S. dollars and have important effects on results. In order to illustrate these effects, IMS provides the magnitude of changes in revenues and operating income in constant-dollar terms. IMS uses results at constant-dollar rates for purposes of global business decision-making, including developing budgets and managing expenditures. IMS management believes this information, when read together with U.S. GAAP results, facilitates a comparative view of business growth. Constant-dollar rates are not prepared under U.S. GAAP and are not a replacement for the more comprehensive information for investors included in IMS’s U.S. GAAP results. The method IMS uses to prepare constant-dollar rates differs in significant respects from U.S. GAAP and is likely to differ from the methods used by other companies.

b) Operating expenses in 2008 reflect reclassifications to make them comparable with the 2009 presentation.

c) Net income attributable to IMS Health and fully diluted EPS for the three months ended March 31, 2009 included the following notable item:

  In Provision for income taxes, a $63.2 million net tax benefit ($0.35 EPS benefit) due to the reorganization of certain subsidiaries completed during the three months ended March 31, 2009, which resulted in a foreign exchange loss recognized for tax purposes. Excluding this net tax benefit results in an effective tax rate of approximately 27% in the non-GAAP measures for the three months ended March 31, 2009.
  After adjusting for this item and the phasing of foreign exchange gains ($1.4 million, or less than $0.01 EPS impact, net of income taxes), net income and diluted EPS on a non-GAAP basis would have been $68.7 million and $0.38 for the three months ended March 31, 2009, respectively.

For the three months ended March 31, 2008, after adjusting for the phasing of foreign exchange losses ($9.0 million, or $0.05 EPS benefit, net of income taxes), net income and diluted EPS on a non-GAAP basis would have been $68.2 million and $0.37 for the three months ended March 31, 2008, respectively.

References are made to results that represent certain U.S. GAAP measures after adjustment to reflect notable items to the extent that management believes adjusting for these items will facilitate better comparisons across periods and more clearly indicate trends. These non-GAAP measures are those used by management for purposes of global business decision making, including developing budgets and managing expenditures. Any such measures presented on a non-GAAP basis are not prepared under a comprehensive set of accounting rules and are not a replacement for the more comprehensive information for investors included in IMS’s U.S. GAAP results.

d) Reconciliation of Preliminary GAAP Cash Flows from Operating Activities to Non-GAAP Free Cash Flow
Three Months Ended March 31 (unaudited, in millions)

	2009	Note Reference
Net Cash Provided by Operating Activities (unaudited)	$16.5

Capital Expenditures	(5.1)	2
Additions to Computer Software	(17.1)	2
Deferred Income Taxes	(2.4)	3
Noncontrolling Interests in Net Income of Consolidated Companies	(1.7)	4
Net Tax Benefit on Stock-Based Compensation	1.7	5
Net Decrease in Accrued Income Taxes	59.7	3
Net Decrease in Pension Assets, net of Liabilities	(0.1)	6
Net Increase in Other Long-Term Assets, net of Other Long-Term Liabilities	0.8	6

Non-GAAP Free Cash Flow (unaudited)	$52.3	1

Notes:

1	Non-GAAP Free Cash Flow excludes certain amounts to the extent that management believes that exclusion will facilitate comparisons across periods and more clearly indicate trends. Although IMS discloses adjusted Non-GAAP Free Cash Flow in order to give a full picture to investors of the operational performance of its business as seen by management, Non-GAAP Free Cash Flow is not prepared under a comprehensive set of accounting rules and is not a replacement for the more comprehensive information for investors included in IMS's U.S. GAAP results. The method IMS uses to prepare Non-GAAP Free Cash Flow differs in significant respects from U.S. GAAP and is likely to differ from the methods used by other companies.

2	Investments in capital assets and software are integral to the ongoing business and operations of the Company and are therefore included as part of Non-GAAP Free Cash Flow.

3	Movements in deferred and accrued income taxes do not necessarily relate directly to current operations and therefore are excluded from Non-GAAP Free Cash Flow. Accrued income taxes includes a $63.2 million net tax benefit due to the reorganization of certain subsidiaries completed during the three months ended March 31, 2009, which resulted in a foreign exchange loss recognized for tax purposes.

4	Non-GAAP Free Cash Flow is designed to exclude IMS's share of Net income attributable to noncontrolling interests of consolidated subsidiaries.

5	Tax benefits and expenses from stock-based compensation are excluded from Non-GAAP Free Cash Flow as they are considered to be financing activities.

6	Pension assets and liabilities and other inherently long-term assets and liabilities are not viewed as part of current operations and are therefore excluded from Non-GAAP Free Cash Flow.

Amounts presented in the financial tables may not add due to rounding.

These financial tables should be read in conjunction with IMS Health’s filings previously made or to be made with the Securities and Exchange Commission.

CONTACT:
IMS Health
Investor Relations
Darcie Peck, 203-845-5237
dpeck@imshealth.com
or
Communications
Gary Gatyas, 610-834-4596
ggatyas@us.imshealth.com